Exhibit 99.1

Approved December 17, 2009
Federal Home Loan Bank of Topeka
Audit Committee Charter

Audit Committee Purpose
The audit committee is established by the board of directors (board) of the Federal Home Loan Bank of Topeka (Bank) and will assist the board in fulfilling its fiduciary responsibilities and overseeing the internal and external (i.e., independent) audit functions. Members of the audit committee shall evaluate the Bank’s compliance with laws, regulations, policies and procedures, and determine if the Bank has established and is maintaining adequate administrative, operating and internal accounting controls. In addition, the audit committee shall provide reasonable assurance regarding the integrity of financial information used by the board, the Federal Housing Finance Agency (Finance Agency), Bank members, customers and the public.

Committee Membership
Composition
The audit committee shall consist of five or more persons drawn from the board, each of whom shall meet the criteria of independence set forth in the next section. The audit committee shall include a balance of representatives of community financial institutions and other members; and member and independent directors of the Bank. The terms of audit committee members shall be appropriately staggered so as to provide for continuity of service. At least one member of the audit committee shall have extensive accounting or related financial management experience. The members of the audit committee shall be appointed by the chairperson of the board, with the advice of the president of the Bank. The chairperson of the audit committee shall be designated by the chairperson of the board.

Independence
Any member of the board shall be considered to be sufficiently independent to serve as a member of the audit committee if that director does not have a disqualifying relationship with the Bank or its management that would interfere with the exercise of that director’s independent judgment. Such disqualifying relationships include, but are not limited to:
▪	Being employed by the Bank in the current year or any of the past five years;
▪	Accepting any compensation from the Bank other than compensation for service as a director;
▪	Serving or having served in any of the past five years as a consultant, advisor, promoter, underwriter or legal counsel of or to the Bank; or,
▪	Being an immediate family member of an individual who is, or has been in any of the past five years, employed by the Bank as an executive officer.

In addition, any member of the audit committee who otherwise qualifies as an “audit committee financial expert,” as defined by the Securities and Exchange Commission (SEC), shall meet the definition of “independent director” set forth in NASD Rule 4200(a)(15) and the other independence requirements set forth in NASD Rule 4350(d) and Section 10A(m)(3) of the Securities Exchange Act of 1934.

Meetings
The audit committee shall meet as often as it determines, but not less frequently than quarterly. A quorum for committee meetings is defined as one-half of the audit committee members, and action by the audit committee shall be upon the vote of a majority of those present at any meeting at which a quorum is present. The audit committee shall meet periodically, but not less frequently than annually, with management, the internal auditors and the independent auditor in separate executive sessions. The audit committee may request any officer or employee of the Bank or the Bank’s outside counsel or independent auditor to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

The audit committee shall prepare written minutes of each audit committee meeting, which shall be provided to the Finance Agency.

Committee Authority and Responsibilities
The audit committee shall provide an independent, direct channel of communication between the board and the internal and independent auditors. Both the internal and independent auditors shall have unrestricted access to the audit committee without the need for any prior management knowledge or approval. No restrictions should be imposed that would hinder the independence of the internal or independent auditors.

The audit committee shall have the sole authority to select, evaluate and, where appropriate, replace the Bank’s Director of Internal Audit. The Director of Internal Audit may be removed only with the approval of the audit committee. The Director of Internal Audit shall report directly to the audit committee on substantive matters and shall report to the Bank President on administrative matters. The Director of Internal Audit is ultimately accountable to the audit committee and the board.

The board shall have the sole authority to appoint or replace the independent auditor. The audit committee shall make recommendations to the board regarding the appointment, renewal or termination of the independent auditor. The audit committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the audit committee.

The audit committee shall conduct or authorize investigations into any matters within the audit committee’s scope of responsibilities. The audit committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Bank shall provide for appropriate funding, as determined by the audit committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the audit committee.

The audit committee and the board of directors shall:
▪	Review, assess the adequacy of and, where appropriate, amend the Bank’s Audit Committee Charter on an annual basis;
▪	Amend the Audit Committee Charter as appropriate; and
▪	Re-adopt and re-approve, respectively, the Bank’s Audit Committee Charter not less often than every three years.

The audit committee shall make regular reports to the board.

The audit committee shall, as required or to the extent it otherwise deems necessary or appropriate:

Accounting, Financial Statement and Disclosure Matters
1.	Direct senior management to maintain the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Bank.

2.
Review the basis for the Bank’s financial statements and the independent auditor’s opinion rendered with respect to such financial statements (including the nature and extent of any significant changes in accounting principles or the application therein) and provide reasonable assurance that policies are in place that are reasonably designed to achieve disclosure and transparency regarding the Bank’s true financial performance and governance practices.

3.
Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the board whether the audited financial statements should be included in the Bank’s Annual Report on Form 10-K. The audit committee shall prepare the disclosure report, as required by Regulatory Interpretation 2000-RI-24 promulgated by the Finance Agency, to be included in the Bank’s Annual Report.

4.
Discuss with management and the independent auditor the Bank’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

5.	Discuss with management and the independent auditor the Bank’s earnings releases.

6.
Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Bank’s financial statements, including any significant changes in the Bank’s selection or application of accounting principles, any major issues as to the adequacy of the Bank’s internal controls and any special steps adopted in light of material control deficiencies.

7.	Review and discuss annually reports from the independent auditors on:
a.	All critical accounting policies and practices to be used;
b.
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c.	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

8.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Bank’s financial statements.

9.
Discuss with the independent auditors the matters required to be discussed by SAS No. 61, Communication with Audit Committees, as may be modified or supplemented, and SAS No. 90, Audit Committee Communications, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.
Review disclosures made to the audit committee by the Bank’s chief executive officer and chief financial officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Bank’s internal control over financial reporting.

11.	Review and approve all related party transactions made outside the ordinary course of business.

12.
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Bank’s financial statements or accounting policies.

13.
Assure that the Bank has policies in place to notify the Finance Agency of any accounting treatments or policies identified as having significant legal, reputation or safety and soundness risk with focus on accounting treatments or policies that do not employ generally accepted accounting principles or preferred methods.

14.
No less frequently than every two years, assess the need for an independent consultant or accounting firm to conduct an evaluation of one or more accounting policy areas, and report its findings to the board, senior management and the Finance Agency.

Oversight of the Bank’s Relationship with the Independent Auditor
15.	Approve the independent auditor’s annual engagement letter.

16.
Pre-approve all audit, audit-related and permitted non-audit services to be performed for the Bank by the independent auditor, subject to de minimis exceptions for permitted non-audit services which are approved by the audit committee prior to the completion of the audit.

17.	Review the performance of the independent auditor.

18.	Assure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

19.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

20.
Review the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discuss with the auditors the auditor’s independence.

21.	Recommend policies to the board regarding the Bank’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Bank.

22.	Review the internal quality control procedures of the independent auditor.

Oversight of the Bank’s Internal Audit Function
23.	Assess the performance and determine the compensation of the Director of Internal Audit.

24.	Review the scope of audit services required, significant accounting policies, significant risks and exposures, audit activities and findings.

25.	Review and approve the internal audit work plan.

26.	Review the significant reports to management prepared by the internal audit department together with management’s responses and follow-up to these reports.

27.	Review the sufficiency of budgeted funds for the internal audit function.

28.	Establish and monitor the accomplishment of internal audit goals and objectives.

Governance Oversight Responsibilities
29.	Provide reasonable assurance that senior management has established and is maintaining an adequate internal control system within the Bank by:
a.
Reviewing the Bank’s internal control system and the resolution of identified material weaknesses and reportable conditions in the internal control system, including the prevention or detection of management override or compromise of the internal control system; and

b.
Reviewing the programs and policies of the Bank designed to provide reasonable assurance of compliance with applicable laws, regulations and policies and monitoring the results of these compliance efforts.

30.	Review the policies and procedures established by senior management with respect to risk assessment and risk management.

31.	Review the policies and procedures established by senior management to assess and monitor implementation of the Bank’s strategic business plan and the operating goals and objectives contained therein.

32.
Establish procedures for (1) the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls, auditing matters, fraud concerns, potential wrongdoing, conflict of interest breaches or violations of applicable securities laws and regulations (Reportable Matters) and (2) the confidential, anonymous submission by employees of complaints and concerns regarding questionable Reportable Matters.

33.	Monitor compliance with the Bank’s Code of Ethics and oversee the investigations of conflicts of interest and unethical conduct.

34.	Discuss with the Bank’s General Counsel legal matters that may have a material impact on the financial statements or the Bank’s compliance policies.

35.	Assess the performance and effectiveness of the audit committee by providing for an annual evaluation, which shall include a self-evaluation and an evaluation by senior management and the board.

36.
Review the requirements of laws, rules, regulations and guidelines that are applicable to the audit committee. The materials and procedures employed in such review shall be provided to the Finance Agency.

37.
Review the annual report prepared by senior management summarizing the Bank’s consistency with accounting examination guidance and recommend the report to the board for submission to the Finance Agency.